Tyco Underwriting Syndicate Members



Goldman Sachs & Co.
UBS Investment Bank
Banc of America Securities LLC
Citi
Deutsche Bank Securities
Morgan Stanley & Co.
Barclays Capital
BNP Paribas
JPMorgan Securities, Inc.
Lehman Brothers Inc.